CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 27, 2012, relating to the financial statements and financial highlights which appear in the December 31, 2011 Annual Report to Shareholders of Managers Short Duration Government Fund, Managers Intermediate Duration Government Fund, Managers AMG Chicago Equity Partners Mid-Cap Fund, Managers AMG Chicago Equity Partners Balanced Fund, Managers High Yield Fund and Managers Fixed Income Fund which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Disclosure of Portfolio Holdings” in such Registration Statement.

Philadelphia, Pennsylvania

April 26, 2012